Exhibit 4.10

FOURTH AMENDMENT TO AMENDED AND RESTATED

SECURITY AGREEMENT, PLEDGE AND INDENTURE OF TRUST

Reference is hereby made to that certain Amended and Restated Security Agreement, Pledge and Indenture of Trust dated as of June 30, 1997 (as the same may be amended, the “Company Security Agreement”), from World Acceptance Corporation (the “Company”) to Harris Trust and Savings Bank, as Security Trustee. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Company Security Agreement.

Subsequent to the Company’s delivery of the Company Security Agreement, (a) certain shares of stock have been added as Pledged Collateral under the Company Security Agreement and, as a result of such addition, Schedule I of the Company Security Agreement does not accurately describe the shares of capital stock currently held by, or to be held by, the Security Trustee as Collateral under the Company Security Agreement and (b) the Senior Secured Notes and the Senior Subordinated Notes have been paid in full. The Company and the Security Trustee now desire to amend the Company Security Agreement to reflect such changes and to make certain other amendment to the Company Security Agreement as provided for herein.

SECTION 1. AMENDMENTS.

Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Company Security Agreement shall be and is hereby amended as follows:

1.1. Schedule I of the Company Security Agreement shall be and hereby is amended and as so amended shall be restated in its entirety to read as Schedule I attached hereto. As collateral security for the indebtedness, obligations, and liabilities of the Company set forth in Section 2 of the Company Security Agreement, the Company hereby grants and reaffirms to the Security Trustee a continuing lien on and security interest in, and acknowledges and agrees that the Security Trustee has and shall continue to have a continuing lien on and security interest in, all the shares of capital stock of each issuer listed and described on Schedule I attached hereto and all the other properties, rights, interests and privileges comprising the Pledged Collateral (as such term is defined in the Company Security Agreement after giving effect to this Amendment), to the same extent and with the same force and effect as if the shares of stock described on Schedule I had originally been included on Schedule I to the Company Security Agreement. The foregoing granting clause is in addition to and supplemental of and not in substitution for the granting clause contained in the Company Security Agreement. Neither the Company nor the Security Trustee intends by this Amendment to in any way impair or otherwise affect the lien of the Company Security Agreement on such of the Collateral which was subject to the Company Security Agreement prior to giving effect to this Amendment.

1.2. On or about June 30, 2004, the Senior Subordinated Notes were paid in full and are no longer outstanding. On or about December 31, 1999, the Senior Secured Notes were paid in full and are no longer outstanding. Accordingly, any and all references in the Company Security Agreement to the terms “Senior Note Agreements,” “Senior Secured Notes,” “Senior Subordinated Notes,” and “Senior Subordinated Note Agreement” shall be deleted.

1.3. Recital C to the Company Security Agreement shall be amended and restated in its entirety to read as follows:

C. The Company has authorized borrowings pursuant to the Revolving Credit Agreement, whether or not such borrowings are evidenced by promissory notes and as the same may from time to time be amended or restated pursuant to the terms thereof and any notes executed in replacement thereof (the “Revolving Credit Notes”).

In addition, all references to the terms “Senior Notes” and “Notes” in the Company Security Agreement shall from and after the date hereof be deemed a reference to the Revolving Credit Notes.

1.4. The definitions of “Aggregate Principal Amount of the Outstanding Notes,” “Consolidated Adjusted Net Worth,” “Make-Whole Amount,” “Material Event of Default,” “Maximum Principal Amount,” appearing in Section 1.1 of the Company Security Agreement shall be deleted.

1.5. All references to the phase “holders of a majority of the Aggregate Principal Amount of the Outstanding Notes” or words of like import in the Company Security Agreement shall from and after the date hereof be deemed a reference to the Required Banks as hereinafter defined.

1.6. The definitions of “Indebtedness for Borrowed Money,” “Secured Indebtedness,” and “Subsidiary Guaranty Agreements” appearing in Section 1.1 of the Company Security Agreement shall be amended and restated in their entirety to read as follows:

“Indebtedness for Borrowed Money” shall have the same meaning herein as such term is defined in the Revolving Credit Agreement.

“Secured Indebtedness” shall mean the “Obligations,” as such term is defined in the Revolving Credit Agreement, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“Subsidiary Guaranty Agreement” shall mean the Amended and Restated Guaranty Agreement dated as of June 30, 1997 of each Restricted Subsidiary existing on such date and each other Restricted Subsidiary which has executed a Guaranty Supplement in the form of Exhibit A thereto pursuant to the terms thereof and §3.9 (or in such other form agreed to by the Agent), in each case, for the benefit of the Security Trustee and the holders of the Senior Notes, as the same may from time to time be amended, restated, modified, supplemented or waived pursuant to the terms thereof.

1.7. Section 1.1 of the Company Security Agreement shall be amended by adding in appropriate alphabetical order the following definition:

“Required Banks” shall have the same meaning herein as such term is defined in the Revolving Credit Agreement.

1.8. Section 9.2 of the Company Security Agreement shall be amended and restated to read as follows:

Section 9.2. Waivers and Consents by Noteholders; Supplemental Security Agreements with Noteholders’ Consent. (a) Upon the waiver or consent of the Agent (acting at the direction or with the consent of the Required Banks under the Revolving Credit Agreement), the Company and the Security Trustee may enter into an agreement or agreements supplemental hereto for the purpose of waiving, adding, changing or eliminating any provisions of this Agreement or of any agreement supplemental hereto or modifying in any manner the rights and obligations of the holders of the Notes and the Company.

1.9. Section 10.4 of the Company Security Agreement shall be amended and restated to read as follows:

Section 10.4. Release. The Security Trustee shall release fully or partially, as the case may be, the Lien granted by this Agreement under and only under the following circumstances:

(a) Upon the presentation of satisfactory evidence that all Secured Indebtedness has been irrevocably fully paid or discharged and all obligations of the holders of Notes to extend Secured Indebtedness to the Company have terminated or otherwise expired, the Security Trustee shall release the Lien and security interest of this Agreement by proper instrument or instruments;

(b) So long as no Default or Event of Default then exists, upon the sale or other disposition of any assets of the Company and its Restricted Subsidiaries which the Chief Financial Officer of the Company certifies to the Security Trustee and the Noteholders in writing does not constitute a “substantial part” of the assets of the Company and its Restricted Subsidiaries (as defined in Section 8.13 of the Revolving Credit Agreement), the Security Trustee shall, upon the written direction of the Company and without the consent of the Noteholders (unless the Security Trustee has been notified in writing by a Noteholder prior to such release that such Noteholder in good faith believes that the conditions set forth above have not been satisfied, in which case no such release shall be issued), release the Lien of this Agreement on such assets by proper instrument or instruments. If any such sale or other disposition of assets constituting less than a “substantial part” of the assets of the Company and its Restricted Subsidiaries pursuant to this §10.4(b) results in the sale or other disposition of the capital stock or other equity interest in a Restricted Subsidiary, the Subsidiary Guaranty Agreement with respect to, and only with respect to, such Restricted Subsidiary shall automatically be released and the Security Trustee and the Noteholders agree to execute and deliver such further instruments and do such further acts as the Company may deem necessary or proper to carry out more effectively the foregoing;

(c) Upon the sale or other disposition by the Company of a “substantial part” of the assets of the Company and its Restricted Subsidiaries (as defined in Section 8.13 of the Revolving Credit Agreement) after the occurrence and during the continuance of an Event of Default, the Security Trustee shall, upon the written direction of the Company and the written consent of the Required Banks, release the Lien of this Agreement on such assets by proper instrument or instruments, provided, that, (i) such sale or other disposition is not to an Affiliate, (ii) the sale price for such assets is determined by the Company in good faith to be reasonable, as evidenced by a resolution of the board of directors of the Company, (iii) the proceeds of any such sale or other disposition are applied to the satisfaction of Secured Indebtedness and, if such application results in the prepayment of any obligations under the Revolving Credit Agreement, such application permanently reduces the amount of the commitment under the Revolving Credit Agreement (unless the Required Banks agree otherwise), (iv) each Noteholder shall have received written notice of such sale or other disposition at least ten days prior to the date of such sale or other disposition and (v) the Security Trustee and the Noteholders receive a certificate of the Chief Financial Officer of the Company certifying to each of the foregoing. If any such sale or other disposition of assets of the Company and its Restricted Subsidiaries pursuant to this §10.4(c) results in the sale or other disposition of the capital stock or other equity interest in a Restricted Subsidiary, the Subsidiary Guaranty Agreement with respect to, and only with respect to, such Restricted Subsidiary shall automatically be released and the Security Trustee and the Noteholders agree to execute and deliver such further instruments and do such further acts as the Company may deem necessary or proper to carry out more effectively the foregoing;

(d) Upon the sale or other disposition of the Collateral or any part thereof pursuant to and in accordance with §7.2 and conducted in a commercially reasonable manner, the Security Trustee shall release the Lien of this Agreement on the Collateral or such part, as the case may be, by proper instrument or instruments; and

(e) With the prior written consent of each Noteholder, the Security Trustee shall release the Lien of this Agreement or on any assets covered by this Agreement by proper instrument or instruments.

1.10. Section 10.9 of the Company Security Agreement shall be amended and restated to read as follows:

Section 10.9. Intentionally Deleted.

SECTION 2. REPRESENTATIONS, WARRANTIES AND COVENANTS.

The Company hereby represents and warrants to the Security Trustee and the Noteholders that the Senior Secured Notes and the Senior Subordinated Notes (as defined prior to giving effect to this Amendment) have been paid in full and the Senior Note Agreements and Senior Subordinate Note Agreement have terminated in accordance with their terms. The Company hereby repeats and reaffirms all of its covenants, agreements, representations and warranties contained in the Company Security Agreement, each and all of which shall be applicable to all of the properties, rights, interests and privileges subject to the lien of the Company Security Agreement after giving effect to this Amendment. The Company hereby certifies that no Event of Default or event which, with notice or lapse of time or both, would constitute an Event of Default exists under the Company Security Agreement after giving effect to this Amendment.

SECTION 3. MISCELLANEOUS.

3.1. No reference to this Amendment need be made in any note, instrument or other document at any time referring to the Company Security Agreement, any reference in any of such to the Company Security Agreement to be deemed to reference to the Company Security Agreement as modified hereby.

3.2. Except as specifically modified hereby, all the terms and conditions of the Company Security Agreement shall stand and remain unchanged and in full force and effect.

3.3. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the laws of the State of South Carolina.

[SIGNATURE PAGES TO FOLLOW]

This Fourth Amendment to Amended and Restated Security Agreement, Pledge and Indenture of Trust is dated as of August 27, 2004.

WORLD ACCEPTANCE CORPORATION

By
Name	/s/ A. Alexander McLean III
Title	Executive Vice President and CFO

HARRIS TRUST AND SAVINGS BANK, as Security Trustee

By
Name	/s/ Michael S. Cameli
Title	Vice President

NOTEHOLDERS’ CONSENT

Pursuant to Section 9.2 of the Company Security Agreement, the undersigned Noteholders hereby consent to the Fourth Amendment to Amended and Restated Security Agreement, Pledge and Indenture of Trust, and direct the Security Trustee to execute such Amendment.

HARRIS TRUST AND SAVINGS BANK

By
Its	/s/ Michael S. Cameli

BANK ONE, NA

By
Its	/s/ Michael M. Tolentino

LASALLE BANK NATIONAL ASSOCIATION

By
Its	/s/ David H. Sherer

HIBERNIA NATIONAL BANK

By
Its	/s/ Eric Trainor

WELLS FARGO FINANCIAL PREFERRED CAPITAL, INC.

By
Its	/s/ William S. Laird

CAROLINA FIRST BANK

By
Its	/s/ Kevin M. Short

Exhibit 4.10

SCHEDULE I

DESCRIPTION OF PLEDGED SHARES

SUBSIDIARY	DESCRIPTION	NUMBER OF SHARES		STOCK CERTIFICATE NO.
WAC Insurance Company, Ltd.	Common, $1 par	325	*	1
WFC of South Carolina, Inc.	Common, $.01 par	10,000		1
World Acceptance Corporation of Alabama	Common, $.01 par	1,000		1
World Acceptance Corporation of Missouri	Common, $.01 par	1,000		1
World Finance Corporation of Georgia	Common, $1 par	25,000 25,000		1 2
World Finance Corporation of Illinois	Common, $.01 par	1,000		1
World Finance Corporation of Louisiana	Common, no par	25		1
World Finance Corporation of New Mexico	Common, $.01 par	1,000		3
World Finance Corporation of South Carolina	Common, $1 par	3,750		1
World Finance Corporation of Tennessee	Common, $.01 par	1,000		1
World Finance Corporation of Texas	Class A Common, $1 par	125,000		A-1
	Class B Common, par	5,802		B-2
WFC Services, Inc.	No par	1,000		1
World Finance Corporation of Kentucky	No par	1,000		1
World Finance Corporation of Colorado	Common, no par	1,000		1

*	Constituting 65% of the outstanding stock